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                                   EXHIBIT 5


[Arent Fox]

April 3, 2001

The Board of Directors
Silver Diner, Inc.
11806 Rockville Pike
Rockville, Maryland 20852

Gentlemen:

We have acted as counsel to Silver Diner, Inc. (the "Company"), with respect to the Company's Registration Statement on Form S-8, filed by the Company with the U.S. Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended, of 100,000 shares of Common Stock, $0.00074 par value (the "Shares"), subject to the Silver Diner, Inc. Associate Ownership and Profit Sharing Plan -- Year 2001 approved by the Company's Directors on December 14, 2000 (the "Plan").

As counsel to the Company, we have examined the Company's Certificate of Incorporation and such records, certificates and other documents of the Company, as well as relevant statutes, regulations, published rulings and such questions of law, as we considered necessary or appropriate for the purpose of this opinion.

Based on the foregoing, we are of the opinion that the 100,000 Shares subject to the Plan, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form S-8 and to all references to our firm in such Registration Statement. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations thereunder.

Very truly yours,

ARENT FOX KINTNER PLOTKIN & KAHN, PLLC

By:     /s/ Arnold R. Westerman


     ________________________________
     Arnold R. Westerman


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